Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Nos. 33-82612, 333-05811, 333-44983, 333-44979, 333-101725, 333-101729, 333-110141, 333-134043, 333-157638, 333-161232 and 333-177148) on Form S-8 and Registration Statement (Nos. 333-74590, 333-84742, 333-110477, 333-112452, 333-124107, 333-141720 and 333-165743) on Form S-3 of Scientific Games Corporation, and Registration Statement No. 333-155346 on Form S-3 of Scientific Games International, Inc., of our report dated June 26, 2012, with respect to the statement of financial position of Beijing Guard Libang Technology Co., Ltd. as of December 31, 2011, and the related statement of comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in this Amendment No. 1 to the Form 10-K of Scientific Games Corporation for the year ended December 31, 2011.

/s/ KPMG Huazhen
Beijing, People's Republic of China
June 26, 2012